                                  Exhibit 4.2



                          Option Agreement for Certain
                Directors, Officers, Organizers and Employees

                          THE COLONIAL BANCGROUP, INC.
                                OPTION AGREEMENT


         THIS OPTION AGREEMENT (the "Agreement") is made and entered into as of this 3rd day of July, 1996, by and between THE COLONIAL BANCGROUP, INC., a Delaware corporation ("BancGroup"), and _______________ ("Option Holder").

                             W I T N E  S S  E T H:

         WHEREAS, Option Holder served as an organizer in the formation and establishment of Commercial Bancorp of Georgia, Inc. (then known as Commercial Bancorp of Gwinnett, Inc.) ("Commercial Bancorp") and its wholly-owned bank subsidiary (Commercial Bancorp and its subsidiary are referred to herein collectively as "CBG"); and

         WHEREAS, in connection with, and as consideration for, his service as an organizer of CBG and his purchase of shares of Common Stock, $1.00 par value per share, of Commercial Bancorp ("CBG Stock") in Commercial Bancorp's initial public offering, Commercial Bancorp granted to Option Holder options to purchase up to _______ shares of CBG Stock (the "Original Options") pursuant to the terms and conditions of the Warrant Agreement dated on or about July 27, 1990, by and between Commercial Bancorp and Option Holder (the "Original Option Agreement"); and

         WHEREAS, effective on July 3, 1996, Commercial Bancorp merged (the "Merger") with and into BancGroup pursuant to the Agreement and Plan of Merger dated December 21, 1996 (the "Merger Agreement"), by and between
 BancGroup  and Commercial Bancorp;

         WHEREAS, as a result of the Merger and pursuant to the terms of the Merger Agreement all of the issued and outstanding shares of CBG Stock were converted into and exchanged for shares of the Common Stock, $2.50 par value per share, of BancGroup (the "BancGroup Common Stock");

         WHEREAS, pursuant to the terms of the Merger Agreement and the Original Option Agreement, the Original Options were converted by operation of law in the Merger into options to purchase shares of BancGroup Common Stock; and

         WHEREAS, BancGroup and the Option Holder desire to enter into this Agreement to memorialize the terms of the Options (as hereinafter defined) as converted in the Merger and, in connection therewith, to terminate and replace the Original Option Agreement with this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. Grant of Option. Subject to the terms, restrictions, limitations and conditions stated herein, the Original Options are converted into the right to purchase shares of BancGroup Common Stock and, to memorialize such conversion, BancGroup hereby grants to Option Holder the right (the "Option") to purchase all or any part of an aggregate of _______ shares of BancGroup Common Stock.

         2. Term. The Option may be exercised in whole, or from time to time in part, at any time before 5:00 p.m., Atlanta time, on July 27, 2000 (the "Expiration Time").

         3. Purchase Price. The price per share to be paid by Option Holder for the shares of BancGroup Common Stock subject to this Option shall be $_______ per share. Such exercise price was determined pursuant to the Merger Agreement and the Original Option Agreement and is equal to the book value per share of the CBG Stock as reflected in Commercial Bancorp's quarterly financial report for the quarter [ENDED JUNE 30, 1996] (the quarter ended immediately prior to the effective date of the Merger), divided by .6117 (the exchange ratio in the Merger) (such price, as adjusted, hereinafter is referred to as the "Purchase Price"). The Purchase Price shall be subject to adjustment as set forth in Section 7 below.

         4. Exercise of Option. The Option may be exercised by Option Holder by delivery to BancGroup, at the address of BancGroup set forth under
Section 11(a) hereof or such other address as BancGroup advises Option Holder pursuant to Section 11(a) hereof, of the following:

                 (a) Written notice of exercise specifying the number of shares of BancGroup Common Stock with respect to which the Option is being exercised; and

                 (b) Cash or a cashiers or certified check payable to BancGroup for the full amount of the aggregate Purchase Price for the number of shares as to which the Option is being exercised.

         5. Limitation on Exercise of Option. Notwithstanding any other provision of this Agreement, the Option may not be exercised by Option Holder if such exercise would cause Option Holder's percentage of ownership of BancGroup Common Stock to exceed ten percent of the number of shares of BancGroup Common Stock outstanding upon the exercise of the Option.

         6. Issuance of Shares. Upon receipt of the Items set forth in Section 4, and subject to the terms hereof, BancGroup shall cause to be delivered to Option Holder a stock certificate or stock certificates registered in the name of Option Holder for the number of shares of BancGroup Common Stock specified in the notice to exercise. Notwithstanding the foregoing, the BancGroup shall not be required to issue or deliver any certificate or certificates for shares of the BancGroup Common Stock purchased upon exercise of the Option or any portion thereof prior to the fulfillment of the following conditions:

                 (a) The admission of such shares for listing on all stock exchanges on which the BancGroup Common Stock is then listed;

                 (b) The completion of any registration or other qualification of such shares which BancGroup shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

                 (c) The obtaining of any approval or other clearance from any federal or state governmental agency or body, which BancGroup shall determine to be necessary or advisable; and

                 (d) The lapse of such reasonable period of time following the exercise of the Option as BancGroup from time to time may establish for reasons of administrative convenience.

         Except as set forth in the Merger Agreement, BancGroup shall have no obligation to obtain the fulfillment of these conditions; provided, however, Option Holder shall have one full calendar year after these conditions have been fulfilled to exercise his or her warrants granted herein, notwithstanding any other provision herein.

         7.  Antidilution, Etc.

                 (a) If prior to the Expiration Time, BancGroup shall subdivide its outstanding shares of BancGroup Common Stock into a greater number of shares, or declare and pay a dividend on its BancGroup Common Stock payable in additional shares of its BancGroup Common Stock, the Purchase Price as then in effect shall be proportionately reduced, and the number of shares of BancGroup Common Stock then subject to exercise under the Option (and not previously exercised), shall be proportionately increased.

                 (b) If prior to the Expiration Time, BancGroup shall combine its outstanding shares of BancGroup Common Stock into a smaller number of shares, the Purchase Price, as then in effect, shall be proportionately increased, and the number of shares of BancGroup Common stock then subject to exercise under the Option (and not previously exercised), shall be proportionately reduced.

         8. Reorganization, Reclassification, Consolidation or Merger. If prior to the Expiration Time, there shall be any reorganization or reclassification of the BancGroup Common Stock (other than subdivision or combination of shares provided for in Section 7 hereof), or any consolidation or merger of BancGroup with another entity, Option Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of BancGroup or of the successor entity (or its parent company) resulting from such consolidation or merger, as the case may be, to which a holder of the number of shares of BancGroup Common Stock, deliverable upon the exercise of this Option would have been entitled upon such reorganization, reclassification, consolidation or merger; and in any case, appropriate adjustment (as determined by agreement of Option Holder and the Board of Directors of BancGroup) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of Option Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of the Option) shall thereafter be applicable, as near as may reasonably be practicable, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

         9. Notice of Adjustments. Upon any adjustment of the Purchase Price and any increase or decrease in the number of shares of BancGroup Common Stock purchasable upon the exercise of the Option, BancGroup, within thirty (30) days thereafter, shall give written notice thereof to Option Holder at the address set forth under Section 11(a) hereof or such other address as Option Holder may advise BancGroup pursuant to Section 11(a) hereof, which notice shall state the Purchase Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of the Option, setting forth in reasonable detail the method of calculation of each.

         10.  Transfer and Assignment.

                 (a) Neither the Option nor any rights hereunder are assignable or transferable by Option Holder otherwise than by will or under the laws of descent and distribution, and during Option Holder's lifetime the Option is exercisable only by Option Holder (or by Option Holder's guardian or legal representative, should one be appointed). More particularly, but without limiting the generality of the foregoing, except as may be approved otherwise by BancGroup, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall no be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void and without legal effect.

                 (b) Shares of BancGroup Common Stock acquired by exercise of the Option may not be transferred or sold unless the transfer or sale is exempt from further regulatory approval or otherwise permissible under applicable law, including state and federal securities laws.

         11. Termination of Original Option Agreement. The parties hereto acknowledge and agree that this Agreement sets forth the terms and conditions of the Options following the Merger and the Original Option Agreement hereby is terminated.

         12.  Miscellaneous.

                 (a) All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile transmission, or if mailed, by postage prepaid first class mail, on the third business day after mailing, to the following address (or at such other address as a party may notify the other hereunder):

To BancGroup:                              To Option Holder:

The Colonial BancGroup, Inc.
                                   -------------------------------------------
One Commerce Street,
                                   -------------------------------------------
Suite 800
                                   -------------------------------------------
Montgomery, Alabama  36104
                                   -------------------------------------------
Attention: W. Flake Oakley, IV
           Chief Financial Officer

                 (b) BancGroup covenants that it has reserved and will keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of BancGroup Common Stock to permit the exercise hereof in full.

                 (c) No holder of the Option, as such, shall be entitled to vote or receive dividends with respect to the shares of Common Stock subject hereto or be deemed to be a shareholder of BancGroup for any purpose until the Option has been exercised and such BancGroup Common Stock has been issued.

                 (d) The Option may be amended only by an instrument in writing executed by the party against whom enforcement or amendment is sought.

                 (e) The Option may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                 (f) The Option shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, BancGroup has caused the Option to be signed by its duly authorized officers and its corporate seal to be affixed hereto, and Option Holder has executed this Agreement under seal, all as of the day and year first above written.

                                        THE COLONIAL BANCGROUP, INC.



[CORPORATE SEAL]                        By:
                                            ---------------------------------
                                              W. Flake Oakley, IV
ATTEST:                                       Chief Financial Officer




- -------------------------------


                                        OPTION HOLDER




                                        ----------------------------------(Seal)